EXHIBIT 99.1

Rowan Companies, Inc.
News Release                                     2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                            August 2, 2005

ROWAN REPORTS RECORD QUARTERLY REVENUES
AND IMPROVED OPERATING RESULTS

HOUSTON, TEXAS -- For the three months ended June 30, 2005, Rowan Companies, Inc. (RDC - NYSE) generated net income of $42.3 million, or 39¢ per share, compared to a loss of $2.1 million, or 2¢ per share, in the same period of 2004. Income from continuing operations was $43.2 million, or 39¢ per share, on record revenues of $244.6 million in the second quarter of 2005, compared to income from continuing operations of $4.0 million, or 4¢ per share, on revenues of $162.8 million in the second quarter of 2004. The current period results from continuing operations included gains on asset sales that contributed approximately 6¢ per share, net of tax.

The Company generated income from continuing operations of $73.7 million, or 67¢ per share, on revenues of $467.0 million during the six months ended June 30, 2005, compared to a loss from continuing operations of $1.2 million, or 1¢ per share, on revenues of $307.4 million during the same period of 2004. Net income was $85.7 million, or 78¢ per share, for the six months ended June 30, 2005, compared to a net loss of $13.4 million, or 13¢ per share, for the six months ended June 30, 2004.

Rowan’s offshore rig utilization was 96% during the second quarter of 2005, versus 88% in the comparable prior period. Our average Gulf of Mexico day rate was a record $66,500 during the second quarter, up by $8,500, or 15%, from the first quarter and by $24,300, or 58%, from the comparable prior period. Land rig utilization was 89% during the second quarter of 2005, versus 82% in the comparable prior period. Our average land rig day rate was $17,100 during the second quarter, up by $800, or 5%, from the first quarter and by $5,700, or 50%, from the comparable prior period.

Danny McNease, Chairman and Chief Executive Officer, commented, “The near-term prospects for our drilling operations have never been better. Our fleet utilization has remained near optimal levels for most of the past 12 months, and many of our 25 offshore and 16land rigs are earning all-time high day rates. Demand for premium drilling equipment is strong throughout the world, and most jack-up markets, including the Gulf of Mexico, are competing for rigs. We believe that this competition will intensify in the months ahead, and that jack-up day rates will continue to increase and contracts will continue to lengthen.

“We have recently experienced several positive developments on the international front. As announced today, we have obtained a three-year contract for five jack-ups in the Middle East to begin in early 2006. Gorilla VII has concluded abandonment activities on the North Sea’s Ardmore Field, and should commence its one-year contract in Denmark this month. Total recently exercised their one-year option for Gorilla V in the North Sea, which will extend the commitment into the third quarter of 2006. Gorilla VI is drilling the first of two wells offshore eastern Canada, the first jack-up drilling ever in the Grand Banks area, and should remain there for the remainder of this year. We are continuing to aggressively pursue additional opportunities for our jack-ups in these and other overseas markets.

“Over the past three months, our manufacturing division has obtained orders for one jack-up rig and two rig kits that we expect will provide approximately $182 million in revenues during 2006 and 2007. Total backlog is approximately $280 million and includes 15 mining loaders and 29 mud pumps.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

EXHIBIT 99.1

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Thousands)

	JUNE 30
	2005	2004
ASSETS

Cash and cash equivalents	$487,821	$294,680
Accounts receivable	169,962	127,473
Inventories	179,899	154,487
Other current assets	65,502	19,913
Total current assets	903,184	596,553
Property, plant and equipment - net	1,694,709	1,655,540
Other assets	15,565	17,653
Assets of discontinued operations	3,667	154,930
TOTAL	$2,617,125	$2,424,676

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$64,922	$59,883
Other current liabilities	133,045	84,721
Total current liabilities	197,967	144,604
Long-term debt	573,180	585,278
Other liabilities	353,530	273,852
Liabilities of discontinued operations		26,228
Stockholders' equity	1,492,448	1,394,714
TOTAL	$2,617,125	$2,424,676

EXHIBIT 99.1

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Thousands Except Per Share Amounts)

	FOR THE THREE MONTHS		FOR THE SIX MONTHS
	ENDED JUNE 30		ENDED JUNE 30
	2005	2004	2005	2004
REVENUES:
Drilling services	$182,637	$111,301	$342,916	$212,129
Manufacturing sales and services	61,923	51,544	124,036	95,248
TOTAL	244,560	162,845	466,952	307,377
COSTS AND EXPENSES:
Drilling services	99,182	81,736	188,607	164,179
Manufacturing sales and services	51,687	42,814	108,361	81,605
Depreciation and amortization	20,106	19,456	39,960	38,345
Selling, general and administrative	16,086	9,269	29,346	18,367
Gain on sale of property and equipment	(9,592)	(110)	(10,182)	(403)
TOTAL	177,469	153,165	356,092	302,093
INCOME (LOSS) FROM OPERATIONS	67,091	9,680	110,860	5,284
OTHER INCOME (EXPENSE):
Interest expense	(6,318)	(5,039)	(12,174)	(10,104)
Less interest capitalized	1,088	535	1,859	1,332
Interest income	3,565	867	6,111	1,527
Gain on sale of investments	1,852	-	9,553	-
Other - net	233	91	569	174
OTHER INCOME (EXPENSE) - NET	420	(3,546)	5,918	(7,071)
INCOME (LOSS) BEFORE INCOME TAXES	67,511	6,134	116,778	(1,787)
Provision (credit) for income taxes	24,325	2,160	43,053	(603)
INCOME (LOSS) FROM CONTINUING OPERATIONS	43,186	3,974	73,725	(1,184)
Income (loss) from discontinued operations, net of tax	(920)	(6,099)	11,963	(12,249)
NET INCOME (LOSS)	$42,266	$(2,125)	$85,688	$(13,433)
PER SHARE AMOUNTS:
Income (loss) from continuing operations	$.39	$.04	$.67	$(.01)
Income (loss) from discontinued operations, net of tax	$(.00)	$(.06)	$.11	$(.12)
Net income (loss)	$.39	$(.02)	$.78	$(.13)
AVERAGE SHARES	109,752	105,819	109,567	103,975

EXHIBIT 99.1

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Thousands)

	FOR THE SIX MONTHS
	ENDED JUNE 30
	2005	2004
CASH PROVIDED BY (USED IN):
Operations:
Net income (loss)	$85,688	$(13,433)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	39,960	47,034
Deferred income taxes	44,847	(6,990)
Contributions to pension plans	(66,052)	(1,071)
Other - net	3,727	13,980
Net changes in current assets and liabilities	(25,046)	(27,114)
Net changes in other noncurrent assets and liabilities	65	902
Net cash provided by operations	83,189	13,308

Investing activities:
Property, plant and equipment additions	(76,059)	(76,914)
Proceeds from disposals of property, plant and equipment	24,030	11,636
Net cash used in investing activities	(52,029)	(65,278)

Financing activities:
Proceeds from borrowings	28,302	47,259
Repayments of borrowings	(29,472)	(26,432)
Proceeds from stock option and convertible debenture plans	18,789	2,616
Payment of cash dividends	(26,935)	-
Proceeds from common stock offering, net of issue costs	-	264,980
Net cash provided by (used in) financing activities	(9,316)	288,423

INCREASE IN CASH AND CASH EQUIVALENTS	21,844	236,453
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	465,977	58,227
CASH AND CASH EQUIVALENTS, END OF PERIOD	$487,821	$294,680